Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Professional Diversity Network, Inc, on Form S-8 (File Nos. 333-211382) and on Form S-3 (File No. 333-227249) of our report dated March 30, 2018, with respect to our audit of the consolidated financial statements of Professional Diversity Network, Inc, and Subsidiaries as of December 31, 2017 and for the year ended December 31, 2017, which report is included in this Annual Report on Form 10-K of Professional Diversity Network, Inc for the year ended December 31, 2018.

/s/ Marcum llp

Marcum llp
Melville, NY
April 15, 2019